                                                                     EXHIBIT 4.1

                                LOCK-UP AGREEMENT

                                January 18, 2000


FleetBoston Robertson Stephens Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney, Inc.
Bear Stearns & Company, Inc.
J.P. Morgan & Co. Inc.
     As Representatives of the Several Underwriters
c/o FleetBoston Robertson Stephens
555 California Street
San Francisco, CA  94104
Ladies and Gentlemen:

     The undersigned understands that you, as representatives of the several underwriters (the "UNDERWRITERS"), propose to enter into an Underwriting Agreement (the "UNDERWRITING AGREEMENT") with MyPoints.com, Inc. (the "COMPANY"), providing for the public offering (the "PUBLIC OFFERING") by the Underwriters, including yourselves, of shares of the Common Stock, par value $0.001, of the Company (the "COMMON STOCK"), pursuant to the Company's Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission on or about January 20, 2000 (the "REGISTRATION STATEMENT").

     In consideration of the Underwriters' agreement to purchase and make the Public Offering of the Common Stock, and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees, for a period of 90 days beginning February 15, 2000 (the "LOCK-UP PERIOD"), not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a "DISPOSITION") any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (collectively, "SECURITIES"), now owned or hereafter acquired directly by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, otherwise than (i) as a bona fide gift or gifts, provided the donee or donees thereof agree to be bound by this Lock-Up Agreement, (ii) as a distribution to limited partners or shareholders of the undersigned, provided that the distributees thereof agree in writing to be bound by the terms of this Lock-Up Agreement or (iii) with the prior written consent of FleetBoston Robertson Stephens Inc. The foregoing restriction is expressly agreed to preclude the holder of the Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Securities or to have the economic consequence of a transfer of ownership of the Common Stock during the Lock-Up Period even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Securities. Notwithstanding the foregoing, this Lock-Up Agreement does not prohibit the sale of shares of the Common Stock by the undersigned to the Underwriters in the Public Offering.

     Furthermore, the undersigned hereby agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Securities held by the undersigned except in compliance with this Lock-Up Agreement. In the event that the Registration Statement shall not have been declared effective on or before February 29, 2000 this Lock-Up Agreement shall be of no further force or effect.

     This agreement will be governed and construed in accordance with the laws of the State of New York.


                                        Very truly yours,



                                        ----------------------------------------
                                                      (signature)


                                        Name:
                                             -----------------------------------


                                        Address:
                                                --------------------------------


                                                --------------------------------